EXHIBIT 99.1
NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF
UPBOUND GROUP, INC.
__________________________________________________________

To: Directors & Section 16 Officers of Upbound Group, Inc. (“Upbound Group”)

From: Bryan Pechersky, Executive Vice President, General Counsel and Corporate Secretary
Date: November 17, 2025

Upcoming Fidelity Transition and Blackout Period
Starting January 1, 2026, Fidelity Investments will be the new service provider for the Upbound 401(k) Retirement Savings Plan (the “Plan”). This change in service provider will necessitate a blackout period during which participants and beneficiaries in the Plan will be unable to effect certain transactions with respect to their accounts in the Plan, including the ability to direct or diversify assets, including investments in the Upbound Group, Inc. stock fund.

In connection with the transition, the Sarbanes-Oxley Act and the Securities and Exchange Commission’s Regulation BTR (the “SEC Blackout Rules”) generally prohibit Upbound Group’s Board of Directors and Section 16 Officers from trading in Upbound Group’s common stock (together with stock options and other derivative securities, “Upbound Stock”) during the time when participants and beneficiaries in the Plan are unable to direct or diversify investments in the Upbound Group, Inc. stock fund (the “SOX Blackout Period”).

The SOX Blackout Period is expected to begin on December 24, 2025 at 4:00 p.m. Eastern time and is expected to end during the week of January 25, 2026. If there is a change to the beginning date or the length of the SOX Blackout Period, Upbound Group will provide you with notice of such adjustment as soon as reasonably practicable. The SOX Blackout Period is expected to occur during the regular quarterly blackout period for the fourth quarter under Upbound Group’s insider trading policy (December 15, 2025 to one full trading day after earnings are publicly released for the fourth quarter). In addition, even during an open trading window, you and your affiliates may only transact in Upbound Stock with written preclearance as set forth in Upbound Group’s Insider Trading Policy.

Prohibition on Trading Any Upbound Group Equity Securities During the SOX Blackout Period
You will be prohibited from directly or indirectly purchasing, exercising, selling, transferring or otherwise transacting in Upbound Stock during the SOX Blackout Period. This prohibition applies even if you do not participate in the Plan and also applies to members of your immediate family who share your household and any entities with which you may be deemed to, directly or indirectly, share beneficial ownership. The SEC Blackout Rules are complex, and criminal and civil penalties, in addition to disgorgement of profits, may be imposed upon directors and executive officers who violate the rules. If you have any questions about the trading prohibition, please contact Bryan Pechersky at (972) 624-6773 or Bryan.Pechersky@upbound.com.

Information About the SOX Blackout Period
During the SOX Blackout Period and for a period of two years after the ending date of the SOX Blackout Period, you may obtain, without charge, information regarding the SOX Blackout Period, including the actual beginning and ending dates of the SOX Blackout Period, by contacting Upbound Group’s Benefits Department at 5501 Headquarters Drive, Plano, Texas 75024 or at (866) 331-2769, to which all inquiries regarding the SOX Blackout Period should be directed.